                                                                   Exhibit 21.01

FNB Financial Services Corporation

Schedule of Subsidiaries

Name                                          Jurisdiction of Organization
-------------------------------------------   ----------------------------

FNB Southeast (1)                             North Carolina

FNB Southeast Investment Services, Inc. (2)   North Carolina

FNB Southeast Mortgage Corporation (3)        North Carolina

(1) All banking offices in North Carolina and Virginia operate using the name "FNB Southeast."

(2) FNB Southeast Investment Services, Inc. is a wholly-owned subsidiary of FNB Southeast.

(3) FNB Southeast Mortgage Corporation is a wholly-owned subsidiary of FNB Southeast.


                                       89